Exhibit 10.33

English Translation

Lease Agreement

Party A: Zhejiang Yuhuan Solar Energy Co., Ltd. (hereinafter referred to “Party A”)

Party B: Zhejiang Yuhui Solar Energy Co., Ltd. (hereinafter referred to “Party B”)

1. Party A shall lease 24 sets of self-owned apartments located in Small Town Stories in Weitang Town, Jiashan County to Party B from April 2007.

2. The rental of each apartment shall be RMB1,500 per month through negotiation by both parties.

3. Party A shall provide Party B with invoice issued by Jiashan Local Tax Bureau against receipt of rental from Party B .

4. Any disputes arising from the performance of the agreement shall be settled through negotiation by both parties.

Party A: Zhejiang Yuhuan Solar Energy Co., Ltd. (Seal)	Party B: Zhejiang Yuhui Solar Energy Co., Ltd. (Seal)

October 5, 2007	October 5, 2007